Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

(Annual Non-Employee Director Stock Option Grant)

THIS AGREEMENT is entered into and effective as of      (the “Date of Grant”), by and between Arbitron Inc. (the “Company”) and      (the “Optionee”).

A. The Company has adopted the Arbitron Inc. 1999 Stock Incentive Plan (as may be amended or supplemented, the “Plan”) authorizing a committee of the Board of Directors of the Company (the “Committee”), to grant stock options to non-employee directors of the Company.

B. Pursuant to the Company’s director compensation program, the Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan.

Accordingly, the parties agree as follows:

1. Grant of Option.

The Company hereby grants to the Optionee the right, privilege and option (the “Option”) to purchase      (     ) (the “Option Shares”) of the Company’s common stock, $0.50 par value (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.

2. Option Exercise Price.

The per share price to be paid by Optionee in the event of an exercise of the Option will be $     .

3. Duration of Option and Time of Exercise.

3.1 Initial Period of Exercisability. Except as provided in Section 3.2 hereof, the Option shall become fully vested as of the Date of Grant and shall become exercisable six (6) months after the Date of Grant. In no event will the Option be exercisable after, and the Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Eastern Standard Time) on the tenth anniversary of the Date of Grant (the “Time of Option Termination”).

3.2 Termination of Service. If the Optionee’s service as a director of the Company ceases by any reason other than Cause (as defined in Section 8 of this Agreement), the Option shall become immediately exercisable in full and remain exercisable until the Time of Option Termination. If the Optionee’s service as a director of the Company ceases by reason of Cause, all rights of the Optionee under the Plan and this Agreement will immediately terminate without notice of any kind, and the Option will no longer be exercisable.

4. Manner of Option Exercise.

4.1 Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its office in Columbia, Maryland (Attention: Treasury Department), of a written notice of exercise. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. In the event that the Option is being exercised, as provided by the Plan and Section 3.2 of this Agreement, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. To the extent the Optionee retains the Option Shares purchased, as soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

4.2 Payment. At the time of exercise of the Option, the Optionee must pay the total exercise price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company) or a Broker Exercise Notice.

5. Rights and Restrictions of Optionee; Transferability.

5.1 Rights as a Stockholder. The Optionee will have no rights as a stockholder unless and until all conditions to the effective exercise of the Option (including, without limitation, the conditions set forth in Sections 4 and 6 of this Agreement) have been satisfied.

5.2 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in the Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, be entitled to designate a beneficiary to receive the Option upon such Optionee’s death in the manner provided by the Plan, and, in the event of the Optionee’s death, exercise of the Option (to the extent permitted pursuant to Section 3.2 of this Agreement) may be made by the Optionee’s designated beneficiary.

6. Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Optionee may not sell, assign, transfer or otherwise dispose of, any Option Shares, unless (a) there is in effect with respect to the Option Shares a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Option Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

7. Change of Control.

Within 15 days following consummation of a Change of Control (as defined in the Plan plus such other event or transaction as the Board shall determine constitutes a Change of Control), the Company shall make a cash payment to the Optionee equal to the sum of (i) the in-the-money value of this Option (i.e., the number of unexercised option shares multiplied by the difference between the value per share of the consideration received in the Change of Control and the exercise price per share), and (ii) the Black-Scholes Termination Value of this Option. Upon making such cash payment, notwithstanding anything to the contrary in this Agreement or the Plan, this Option shall expire, and no longer shall be exercisable.

8.	Certain Definitions. For purposes of this Agreement, the following additional definitions will apply:

(a) “Black-Scholes Termination Value” means the difference between (i) the Black-Scholes value of this Option had it continued for its entire term, such value determined as of the date of the Change of Control, using (A) a share price equal to the value per share of the consideration received in the Change of Control transaction, (B) a volatility input equal to the measured daily volatility for the 180 days ending on the Determination Date, and (C) an interest rate equal to the rate on 10-year Treasury constant maturities (zero coupon bonds) for the date of consummation of the Change of Control, as published by the Federal Reserve, and (ii) the in-the-money amount of this Option (i.e., the number of unexercised option shares multiplied by the difference between the value per share of the consideration received in the Change of Control and the exercise price per share).

(b) “Cause” means (i) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, or (iii) any breach of duty or habitual neglect of duty.

(c) “Determination Date” means the earlier of the date one week after the date on which the Company or the entity effecting the Change of Control first announces to the public the existence of a definitive agreement leading to the Change of Control or the date of commencement of a tender offer leading to the Change of Control.

9. Shares Subject to Plan.

The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. Except as set forth in Sections 7 and 8, in the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

10. Miscellaneous.

10.1 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2 Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Delaware, without regard to conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of another jurisdiction.

10.3 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of the Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of the Option and the administration of the Plan.

10.4 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

ARBITRON INC.

By

Its

By execution of this Agreement,	OPTIONEE
the Optionee acknowledges having
received a copy of the Plan.
(Signature)

(Name and Address)

Social Security Number: